Exhibit 99.1

To: Members of the Board of Directors and Executive Officers of Ingram Micro Inc.

Date: December 2, 2016

Re: Updated Notice of Blackout Period to Directors and Executive Officers

Pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are required to notify you if restrictions are imposed on your trading in equity securities of Ingram Micro Inc. (the “Company”) due to the implementation of a blackout period (the “Blackout Period”) under the Ingram Micro 401(k) Investment Savings Plan (the “Plan”).

The Blackout Period is in connection with the anticipated closing of the Company’s previously announced acquisition by Tianjin Tianhai Investment Company, Ltd. (“Tianjin Tianhai”). Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Tianjin Tianhai and GCL Acquisition, Inc. (“Merger Subsidiary”), subject to the terms and conditions set forth in the Merger Agreement, Merger Subsidiary will be merged with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Tianjin Tianhai. The Blackout Period is necessary in order to process the exchange of each share of common stock of the Company (the “Company Common Stock”) held in the Ingram Micro Stock Fund under the Plan into the right to receive $38.90 in cash, at the Effective Time (as defined in the Merger Agreement) pursuant to the Merger Agreement, and to reallocate such amounts to certain Fidelity Freedom K® Funds based on the participant’s date of birth on file with the Company as sponsor of the Plan. As a result of regulatory approvals necessary to complete the Merger, the Blackout Period has gone into effect, as of 4 p.m. Eastern on November 28, 2016, and is expected to end during the week of December 5, 2016.

During the Blackout Period you generally may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any Company Common Stock (or other Company equity securities, including derivative securities) that you may acquire or previously acquired in connection with your service or employment as a director or executive officer of the Company.  These prohibitions apply to you and to members of your immediate family, family members who share your household, as well as trusts, corporations and other persons or entities whose equity ownership may be attributed to you.  There is a rebuttable presumption that any Company equity securities that you purchase, sell or otherwise transfer during the Blackout Period were acquired in connection with your service or employment as a director or executive officer of the Company.  These restrictions do not apply to your disposition of Company Common Stock or other Company equity or derivative securities in the Merger.

Please note that these restrictions do not apply to certain limited transactions in Company securities, which include (i) dividend reinvestments pursuant to a broad-based plan, (ii) transactions pursuant to a 10b5-1 plan that is not entered into or modified during the Blackout Period or during a time when the director or executive officer was aware of the actual or approximate beginning or end dates of the Blackout Period and (iii) certain bona fide gifts.

Given the complexity of these rules and the short period involved, you are urged to avoid any discretionary change in your beneficial ownership of the Company during the Blackout Period.  Even if you think an exception applies, we ask that you not trade in any Company Common Stock or other Company equity or derivative security during the Blackout Period unless you have received permission from Larry C. Boyd, Executive Vice President, Secretary and General Counsel of the Company.

If you engage in a transaction that violates the restrictions described above, regardless of your intent in entering into such transaction, all profits realized from such transaction are subject to disgorgement and sanctions under the Exchange Act, including SEC enforcement action.

These Blackout Period restrictions are separate from, and in addition to, any other restrictions on trading Company Common Stock or other Company equity securities applicable to the Company’s directors and executive officers, as may be in effect from time to time (including during the Blackout Period).

This notice will be filed with the Securities and Exchange Commission as part of a Current Report on Form 8-K.

During the Blackout Period and for a period of two years after the end date thereof, you and security holders or other interested persons may obtain, without charge, information regarding the Blackout Period, including the actual beginning and end dates of the Blackout Period, by contacting the Company’s benefits department at open.enrollment@ingrammicro.com or c/o Ingram Micro Inc., 3351 Michelson Drive, Suite 100, Irvine, CA 92612, (714) 566-1000. Please direct inquiries about the Blackout Period, including questions and requests for pre-clearance of your transactions in equity securities of the Company, or questions regarding exempt transactions, to Larry C. Boyd, Executive Vice President, Secretary and General Counsel, Ingram Micro Inc., 3351 Michelson Drive, Suite 100, Irvine, CA 92612, (714) 566-1000.